Exhibit 99.1
Highland Distressed Opportunities, Inc.
Announces Declaration of Distribution
DALLAS—(BUSINESS WIRE)—December 4, 2008—Highland Distressed Opportunities, Inc. (the “Company”) (NYSE: HCD) today announced that its Board of Directors has declared a fourth quarter distribution on its common stock of $0.075 per share, payable on December 31, 2008 to holders of record on December 19, 2008. The declared fourth quarter distribution of $0.075 per share represents a decrease of $0.075 per share over the Company’s third quarter distribution of $0.15 per share.
The Company, in response to the current market volatility, has reduced the amount of leverage it utilizes. As a result of the decrease in the amount of leverage utilized, a further decline in the LIBOR during the quarter, and increased defaults on portfolio investments, the amount of investment income available for distribution to stockholders decreased. Because of these factors, it was the recommendation of the Company’s investment adviser that the Board of Directors reduce the distribution amount, although as indicated below the Company does not expect that it will distribute all of its net investment income for the quarter.
As of September 30, 2008, the Company had approximately $965,144, or $0.05 per share, in undistributed net investment income. The Company expects this balance to increase during the fourth quarter. This balance may, at the Board’s sole discretion, be distributed to stockholders at a future point in time.
This press release is not for tax reporting purposes but is being provided to announce the amount of the Company’s distributions that have been declared by the Board of Directors. In early 2009, after definitive information is available, the Company will send shareholders a Form 1099-DIV specifying how the distributions paid by the Company during the calendar year should be characterized for purposes of reporting the distributions on a shareholder’s tax return (e.g., ordinary income, short-term capital gain, long-term capital gain or return of capital).
The Company may not be able to achieve operating results that will allow it to make any distributions, distributions at a specific level or to increase the amount of these distributions from time to time.
There is no limit on the amount of the Company’s portfolio that can be invested in distressed or bankrupt issuers. Such investments generally trade significantly below par and are considered speculative. The repayment of defaulted obligations is subject to significant uncertainties. Defaulted obligations might be repaid, if at all, only after lengthy workout or bankruptcy proceedings, during which the issuer might not make any interest or other payments. Typically such workout or bankruptcy proceedings result in only partial recovery of cash payments or an exchange of the defaulted obligation for other debt or equity securities of the issuer or its affiliates, which may in turn be illiquid or speculative.
About Highland Distressed Opportunities, Inc.
Highland Distressed Opportunities, Inc. (the “Company”, “we,” “us” and “our”) is a recently-organized, non-diversified closed-end company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is total return generated by both capital appreciation and current income. We intend to invest primarily in financially-troubled or distressed companies that are either middle-market companies or unlisted companies by investing in senior secured debt, mezzanine debt and unsecured debt, each of which may include an equity component, and in equity investments. Generally, distressed companies are those that (i) are facing financial or other difficulties and (ii) are or have been operating under the provisions of the U.S. Bankruptcy Code or other similar laws or, in the near future, may become subject to such provisions or otherwise be involved in a restructuring of their capital structure.
This press release may contain forward-looking statements describing the Company’s future plans and objectives. These forward-looking statements, as well as future oral and written statements by the management of the Company, are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (“SEC”).
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “could,” “estimates,” “potential,” “continue,” “target,” or the negative of these terms or other similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law.
Persons considering an investment in the Company should consider the investment objective, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company will be available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and current reports on Form 8-K. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.
Shareholder Services: hfinfo@hcmlp.com, (877) 247-1888